Exhibit 99.1

Cost-U-Less Reports December and Fourth Quarter 2006 Sales Results

Bellevue, WA, January 4, 2007

Same Store Sales:
Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 4.0% in same store sales (stores open a full 13 months), for fiscal December 2006, compared to same store sales of 5.2% for the corresponding period a year ago.

“In markets operating under normal conditions, we had another terrific month of sales,” said J. Jeffrey Meder, the Company’s President and CEO. “The predictable fall off in sales in Kauai due to new competition, and other pressures such as the coup in Fiji, pulled our overall comp sales down. However, we were still able to show positive comps for the month, a testament to the great seasonal sales in our other markets.”

Same store sales increases for the following periods were:

	Fiscal Month	Fiscal Fourth Quarter	Fiscal Year
December 2006	4.0%	3.5%	3.4%
December 2005	5.2%	1.7%	4.7%

Fiscal 2006 was a 52-week year as compared to fiscal 2005 which was a 53-week year. The additional week in 2005 resulted in December 2005 containing six weeks vs. five weeks in December 2006. The sixth week of December 2005 has been excluded from the same store sales calculations in order to provide a normalized comparison against the corresponding fiscal periods in 2006. Approximately every five years the Company adds a 53rd week to align fiscal periods as close as possible to calendar periods.

Total Sales:
Total sales results (in millions) for the following periods were:

	Fiscal Month December	Fiscal Fourth Quarter	Fiscal Year
Fiscal 2006	25.2 M	59.1 M	222.0 M
Fiscal 2005 (excluding 6th week December)	24.4 M	57.3 M	215.8 M
Fiscal 2005 (including 6th week December)	28.0 M	60.9 M	219.4 M
Increase / (Decrease) over 2005:
-Excluding 6th week December 2005:	3.5%	3.3%	2.9%
-Including 6th week December 2005:	(9.9%)	(2.8%)	1.2%

:

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213